UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                      February 14, 2008

TEXAS ROADHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50972	20-1083890
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6040 Dutchmans Lane, Suite 200	40205
(Address of principal executive offices)	(Zip Code)

(502) 426-9984

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 19, 2008, Texas Roadhouse, Inc. (the “Company”) issued a press release announcing its financial results for the quarter and the year ended December 25, 2007.  Attached to this Current Report on Form 8-K as Exhibit 99.1 is a copy of such press release.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS, APPOINTMENT OF CERTAIN OFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 14, 2008, the Company’s Board of Directors established the fiscal 2008 annual performance incentive target for the Company’s executive officers under the existing incentive compensation program.  If the Company achieves earnings per diluted share (“EPS”) growth of ten to 15 percent, or $0.56 to $0.59 (the “Annual Target”), for fiscal 2008, the executive officers will receive the Base Bonus previously disclosed.  For each $0.005 EPS above the Annual Target, the Base Bonus will be increased by 7% up to a maximum of two times the Base Bonus.  For example, achieving $0.595 of EPS would result in a bonus payout of 107% of the Base Bonus.  For each $0.005 EPS below the Annual Target, the Base Bonus will be reduced by 7% to a minimum of $0.  For example, achieving $0.555 of EPS would result in a bonus payout of 93% of the Base Bonus.

The Annual Target may be adjusted for acquisitions or divestitures, accounting changes, and other extraordinary events as noted by the Compensation Committee.

The Company pays bonuses on a quarterly basis, based upon the achievement of quarterly targets which equal in the aggregate to the Annual Target.

ITEM 8.01.  OTHER EVENTS

On February 14, 2008, the Board of Directors approved the granting of 15,000 restricted stock units to each of the Company’s non-employee directors under the Company’s 2004 Equity Incentive Plan as part of the director’s compensation for services to the Company. A restricted stock unit is the conditional right to receive shares of our Class A common stock upon vesting.  Fifty percent of each director’s restricted stock units will vest on February 14, 2009 with the remaining fifty percent vesting on February 14, 2010, subject to the director’s continued service with the Company.

The restricted stock units granted are shown in the below table.

Restricted Stock Units

Martin T. Hart	15,000
Gregory N. Moore	15,000
James F. Parker	15,000
James R. Ramsey	15,000
James R. Zarley	15,000

On February 14, 2008, the Board of Directors also approved a stock repurchase program under which the Company is authorized to repurchase up to $25 million of the Company’s outstanding Class A common stock. Under this program, the Company may repurchase outstanding shares from time to time in open market transactions during the two-year period ending February 14, 2010, in accordance with applicable laws, rules and regulations.  The timing and the amount of any repurchases will be determined by the Company’s management under parameters established by the Board of Directors, based on its evaluation of the Company’s stock price, market conditions and other corporate considerations. The Company intends to use cash on hand and funds available under its credit facility to repurchase shares under the program.

The Company currently has approximately 69,631,000 shares of Class A common stock outstanding.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d)                                 EXHIBITS

                                                99.1         Press Release dated February 19, 2008.

The information in this Current Report on Form 8-K reported at item 2.02 and the Exhibit attached hereto shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.  Such information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS ROADHOUSE, INC.

Date: February 20, 2008	By:	/s/ SCOTT M. COLOSI
Scott M. Colosi
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.

99.1	Press Release issued by the Company on February 19, 2008.